The Board of Directors
Mercury General Corporation


We consent to incorporation by reference in the registration statement No. 333-01583 on Form S-8 of Mercury General Corporation of our reports dated February 12, 1999, relating to the consolidated balance sheets of Mercury General Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of Mercury General Corporation.

                                           KPMG LLP

Los Angeles, California
March 19, 1999



                                 Exhibit 23.1